Exhibit 99.1

Cactus Announces First Quarter 2020 Results

HOUSTON – April 29, 2020 – Cactus, Inc. (NYSE: WHD) (“Cactus” or the “Company”) today announced financial and operating results for the first quarter of 2020.

Highlights

•	Increased revenues 9.9% from fourth quarter 2019 to $154.1 million, with growth across all business lines;
•	Grew income from operations 11.4% sequentially to $40.2 million;
•	Reported net income of $33.1 million(1) and diluted earnings per Class A share of $0.40(1);
•	Generated net income, as adjusted(2) of $30.8 million and diluted earnings per share, as adjusted(2) of $0.41;
•	Reported Adjusted EBITDA(3) and related margin(4) of $54.1 million and 35.1%, respectively;
•	Generated cash flow from operations during the first quarter of 2020 of $45.2 million;
•	Reported cash balance of $230 million and no debt outstanding as of March 31, 2020;
•	Reported record U.S. land market share of 32.9%, up from 30.9% during the fourth quarter of 2019;
•	Announced measures expected to increase total annualized operating cost savings to approximately $60 million from the $35 million previously announced; and
•	The Board of Directors declared a quarterly cash dividend of $0.09 per share.

Financial Summary

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
	(in thousands)
Revenues	$154,139	$140,238	$158,875
Income from operations	$40,185	$36,085	$48,492
Operating income margin	26.1%	25.7%	30.5%
Net income (1)	$33,098	$31,274	$48,446
Net income, as adjusted (2)	$30,785	$27,721	$36,871
Adjusted EBITDA (3)	$54,145	$48,413	$59,049
Adjusted EBITDA margin (4)	35.1%	34.5%	37.2%

(1)

Net income during the first quarter of 2020 is inclusive of $1.0 million in non-routine charges related to severance incurred in connection with workforce reduction initiatives undertaken during the first quarter. Net income during the fourth quarter of 2019 is inclusive of $4.8 million in additional income related to the revaluation of the tax receivable agreement liability and $2.7 million of net additional tax expenses associated with various non-routine items. Net income during the first quarter of 2019 is inclusive of a deferred tax benefit of $8.2 million which resulted in a total income tax benefit of $1.0 million during the quarter and $1.0 million in secondary offering related expenses.

(2)

Net income, as adjusted and diluted earnings per share, as adjusted are non-GAAP financial measures. These figures assume Cactus, Inc. held all units in Cactus Wellhead, LLC (“Cactus LLC”), its operating subsidiary, at the beginning of the period. Additional information regarding net income, as adjusted and diluted earnings per share, as adjusted and the reconciliation of GAAP to non-GAAP financial measures are in the Supplemental Information tables.

(3)	Adjusted EBITDA is a non-GAAP financial measure. See definition of Adjusted EBITDA and the reconciliation of GAAP to non-GAAP financial measures in the Supplemental Information tables.
(4)	The percentage of Adjusted EBITDA to Revenues.

Scott Bender, President and CEO of Cactus, commented, “Our outperformance versus broader oilfield activity levels during the first quarter was encouraging, and Cactus posted revenue growth across all business lines, even as U.S. rig activity declined on a sequential basis. Despite the noticeable drop in activity toward the end of the quarter, our results were generally consistent with our expectations. In late March, Cactus demonstrated its strategy of quickly responding to the macroeconomic environment, by reducing its cost structure and capital expenditures. The quarter also highlighted the Company’s ability to generate significant free cash flow, with cash growing by approximately $28 million during the period, net of over $6 million in dividends and associated distributions.

“Given the magnitude of the activity change, we are expecting lower revenues and margins across all of our business lines in the second quarter. With crude storage nearing full capacity and predictions for the U.S. rig count to continue falling at a historic rate, Cactus has instituted a second round of cost savings, which will reduce U.S. headcount by an additional 28 percent and increase total annualized payroll related costs savings to approximately $60 million, $25 million above the amount announced in early April. With customer drilling and completion activity currently in sharp decline, we expect subsequent quarters to highlight Cactus’ variable cost structure and ability to offset a meaningful portion of the expected reduction in revenue.”

Mr. Bender concluded, “Cactus demonstrated its ability to deliver positive margins and free cash flow during the last industry downturn. Going forward, we believe the capital-light nature of the business and strong balance sheet will enable the company to successfully navigate through this cycle. We believe the anticipated industry changes will provide the opportunity to gain market share and emerge as a stronger company in a more favorable competitive environment. As always, our first priority will be the health and safety of our Associates, and we will continue to operate the business with a focus on improving our operational processes while maximizing returns and free cash flow.”

Revenue Categories

Product

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
	(in thousands)
Product revenue	$87,031	$83,371	$86,640
Gross profit	$30,896	$31,059	$33,622
Gross margin	35.5%	37.3%	38.8%

First quarter 2020 product revenue increased $3.7 million, or 4.4%, sequentially, as sales of wellhead equipment and production related equipment increased largely due to higher market share. Gross profit decreased $0.2 million, or 0.5%, sequentially, with margins declining 180 basis points. The first quarter of 2020 included approximately $1.4 million in non-cash charges related to inventory obsolescence reserves. Cactus’ estimated market share(1) increased to 32.9% in the first quarter of 2020 versus 30.9% during the fourth quarter of 2019 and 29.1% during the first quarter of 2019.

(1)	Additional information regarding market share and rigs followed is located in the Supplemental Information tables.

Rental

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
	(in thousands)
Rental revenue	$36,163	$28,215	$38,497
Gross profit	$16,824	$12,821	$20,706
Gross margin	46.5%	45.4%	53.8%

First quarter 2020 rental revenue increased $7.9 million, or 28.2%, sequentially, as customers increased completion activity and the Company witnessed greater adoption of its recent innovations. Gross profit increased $4.0 million, or 31.2%, sequentially and margins increased 110 basis points largely due to depreciation expense representing a lower percentage of revenue during the period.

Field Service and Other

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
	(in thousands)
Field service and other revenue	$30,945	$28,652	$33,738
Gross profit	$7,134	$4,594	$6,832
Gross margin	23.1%	16.0%	20.3%

First quarter 2020 field service and other revenue increased $2.3 million, or 8.0%, sequentially, as higher customer activity drove an increase in associated billable hours and ancillary services. Gross profit increased $2.5 million, or 55.3%, sequentially, with margins improving by 710 basis points sequentially due to higher labor utilization during the quarter, largely due to the impacts of fewer holidays and greater customer activity.

Selling, General and Administrative Expenses (“SG&A”) and Other

SG&A for the first quarter of 2020 was $13.7 million (8.9% of revenues), compared to $12.4 million (8.8% of revenues) for the fourth quarter of 2019 and $12.7 million (8.0% of revenues) for the first quarter of 2019.  The first quarter of 2020 includes a $0.6 million non-cash charge associated with a provision for expected credit losses on accounts receivable. Apart from this charge, the sequential increase was due to higher foreign exchange losses and stock-based compensation, which offset lower incentive compensation expense accruals. Separately, we recorded severance expenses of $1.0 million during the first quarter of 2020 associated with headcount reductions.

Liquidity and Capital Expenditures

As of March 31, 2020, the Company had $230.2 million of cash, no bank debt outstanding and the full $75.0 million of capacity available under its revolving credit facility. Operating cash flow was $45.2 million for the first quarter of 2020, attributable to strong operating results, which offset an increase in working capital. During the first quarter, the Company made dividend payments and associated distributions of $6.5 million.

Net capital expenditures for the first quarter of 2020 were $8.3 million, driven largely by additions to the Company’s fleet of rental equipment, including recent innovations. As previously disclosed, the Company expects full year 2020 net capital expenditures to be in the range of $20 to $30 million, with the majority weighted toward the first six months of the year.

Quarterly Dividend

The Board of Directors (the “Board”) has approved the payment of a cash dividend of $0.09 per share of Class A common stock to be paid on June 18, 2020 to holders of record of Class A common stock at the close of business on June 1, 2020. A corresponding distribution of $0.09 per CW Unit has also been approved for holders of CW Units of Cactus Wellhead, LLC, which will have the same record and payment dates as applicable to the dividend declared with respect to the Company’s Class A common stock.

Conference Call Details

The Company will host a conference call to discuss financial and operational results tomorrow, Thursday, April 30, 2020 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).

The call will be webcast on Cactus’ website at www.CactusWHD.com. Institutional investors and analysts may participate by dialing (866) 670-2203. International parties may dial (630) 489-9861. The access code is 1375824. Please access the webcast or dial in for the call at least 10 minutes ahead of start time to ensure a proper connection.

An archived webcast of the conference call will be available on the Company’s website shortly after the end of the call.

About Cactus, Inc.

Cactus designs, manufactures, sells and rents a range of highly engineered wellhead and pressure control equipment. Its products are sold and rented principally for onshore unconventional oil and gas wells and are utilized during the drilling, completion and production phases of its customers' wells. In addition, it provides field services for all its products and rental items to assist with the installation, maintenance and handling of the wellhead and pressure control equipment. Cactus operates service centers in the United States, which are strategically located in the key oil and gas producing regions, including the Permian, SCOOP/STACK, Marcellus, Utica, Eagle Ford and Bakken, among other areas, and in Eastern Australia.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Cactus’ control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” “potential,” “will,” “hope” or other similar words and include the Company’s expectation of future performance contained herein. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.  When considering these forward-looking statements, you should keep in mind the risk factors and other factors noted in the Company’s Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and the other documents that the Company files with the Securities and Exchange Commission. The risk factors and other factors noted therein could cause actual results to differ materially from those contained in any forward-looking statement.

Cactus, Inc.
John Fitzgerald, 713-904-4655
Director of Corporate Development and Investor Relations
IR@CactusWHD.com

Source: Cactus, Inc.

Cactus, Inc.

Condensed Consolidated Statements of Income

(unaudited)

	Three Months Ended
	March 31,
	2020	2019
	(in thousands, except per share data)
Revenues
Product revenue	$87,031	$86,640
Rental revenue	36,163	38,497
Field service and other revenue	30,945	33,738
Total revenues	154,139	158,875

Costs and expenses
Cost of product revenue	56,135	53,018
Cost of rental revenue	19,339	17,791
Cost of field service and other revenue	23,811	26,906
Selling, general and administrative expenses	13,662	12,668
Severance expenses	1,007	-
Total costs and expenses	113,954	110,383
Income from operations	40,185	48,492

Interest income, net	410	23
Other expense, net	-	(1,042)
Income before income taxes	40,595	47,473
Income tax expense (benefit)	7,497	(973)
Net income	$33,098	$48,446
Less: net income attributable to non-controlling interest	14,115	21,639
Net income attributable to Cactus Inc.	$18,983	$26,807

Earnings per Class A share - basic	$0.40	$0.69
Earnings per Class A share - diluted (a)	$0.40	$0.59

Weighted average shares outstanding - basic	47,270	38,719
Weighted average shares outstanding - diluted (a)	75,395	75,246

(a)

Dilution for the three months ended March 31, 2020 and March 31, 2019 includes $15.1 million and $23.0 million of additional pre-tax income attributable to non-controlling interest adjusted for a corporate effective tax rate of 26% and 24%, respectively, and 28.0 million and 36.3 million weighted average shares of Class B common stock plus the effect of dilutive securities.

Cactus, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,
	2020	2019
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$230,202	$202,603
Accounts receivable, net	95,236	87,865
Inventories	100,301	113,371
Prepaid expenses and other current assets	9,535	11,044
Total current assets	435,274	414,883

Property and equipment, net	162,871	161,748
Operating lease right-of-use assets, net	24,872	26,561
Goodwill	7,824	7,824
Deferred tax asset, net	217,916	222,545
Other noncurrent assets	1,338	1,403
Total assets	$850,095	$834,964

Liabilities and Equity
Current liabilities
Accounts payable	$34,476	$40,957
Accrued expenses and other current liabilities	19,275	22,067
Current portion of liability related to tax receivable agreement	14,630	14,630
Finance lease obligations, current portion	6,498	6,735
Operating lease liabilities, current portion	6,535	6,737
Total current liabilities	81,414	91,126

Deferred tax liability, net	1,511	1,348
Liability related to tax receivable agreement, net of current portion	201,902	201,902
Finance lease obligations, net of current portion	4,033	3,910
Operating lease liabilities, net of current portion	18,809	20,283
Total liabilities	307,669	318,569

Equity	542,426	516,395
Total liabilities and equity	$850,095	$834,964

Cactus, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Cash flows from operating activities
Net income	$33,098	$48,446
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	10,980	8,881
Deferred financing cost amortization	42	42
Stock-based compensation	1,973	1,676
Provision for expected credit losses	625	-
Inventory obsolescence	1,353	224
Loss on disposal of assets	961	863
Deferred income taxes	4,848	(2,796)
Changes in operating assets and liabilities:
Accounts receivable	(8,244)	(15,597)
Inventories	8,306	(8,875)
Prepaid expenses and other assets	1,497	2,156
Accounts payable	(8,142)	192
Accrued expenses and other liabilities	(2,136)	(973)
Net cash provided by operating activities	45,161	34,239

Cash flows from investing activities
Capital expenditures and other	(9,441)	(14,655)
Proceeds from sale of assets	1,103	808
Net cash used in investing activities	(8,338)	(13,847)

Cash flows from financing activities
Payments on finance leases	(1,764)	(1,846)
Dividends paid to Class A common stock shareholders	(4,281)	-
Distributions to members	(2,203)	(235)
Repurchase of shares	(1,356)	(1,474)
Net cash used in financing activities	(9,604)	(3,555)

Effect of exchange rate changes on cash and cash equivalents	380	438

Net increase in cash and cash equivalents	27,599	17,275

Cash and cash equivalents
Beginning of period	202,603	70,841
End of period	$230,202	$88,116

Cactus, Inc. – Supplemental Information

Reconciliation of GAAP to non-GAAP Financial Measures

Net income, as adjusted and diluted earnings per share, as adjusted

(unaudited)

Net income, as adjusted and diluted earnings per share, as adjusted are not measures of net income as determined by GAAP. Net income, as adjusted and diluted earnings per share, as adjusted are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements. Cactus defines net income, as adjusted as net income assuming Cactus, Inc. held all units in Cactus LLC, its operating subsidiary, at the beginning of the period, with the resulting additional income tax expense related to the incremental income attributable to Cactus, Inc. Net income, as adjusted, also includes certain other adjustments described below. Cactus defines diluted earnings per share, as adjusted as net income, as adjusted divided by weighted average shares outstanding, as adjusted. The Company believes this supplemental information is useful for evaluating performance period over period.

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
	(in thousands, except per share data)
Net income	$33,098	$31,274	$48,446
Adjustments:
Severance expenses, pre-tax (1)	1,007	-	-
Other non-operating income, pre-tax (2)	-	(4,778)	-
Secondary offering related expenses, pre-tax (3)	-	-	1,042
Income tax expense differential (4)	(3,320)	1,225	(12,617)
Net income, as adjusted	$30,785	$27,721	$36,871

Diluted earnings per share, as adjusted	$0.41	$0.37	$0.49

Weighted average shares outstanding, as adjusted (5)	75,395	75,405	75,246

(1)	Represents non-routine charges related to severance benefits.
(2)	Represents non-cash adjustments for the revaluation of the liability related to the tax receivable agreement.
(3)

Reflects fees and expenses recorded in first quarter 2019 in connection with the offering of Class A common stock by certain selling stockholders, excluding underwriting discounts and selling commissions incurred by the selling stockholders.

(4)

Represents the increase or decrease in tax expense as though Cactus, Inc. owned 100% of Cactus LLC at the beginning of the period, calculated as the difference in tax expense recorded during each period and what would have been recorded, adjusted for pre-tax items listed above, based on a corporate effective tax rate of 26.0% on income before income taxes for the three months ended March 31, 2020, and 24.0% for the three months ended December 31, 2019 and March 31, 2019.

(5)

Reflects 47.3, 47.1, and 38.7 million weighted average shares of basic Class A common stock and 28.0, 28.0 and 36.3 million of additional shares for the three months ended March 31, 2020, December 31, 2019, and March 31, 2019, respectively, as if the weighted average shares of Class B common stock were exchanged and canceled for Class A common stock at the beginning of the period, plus the effect of dilutive securities.

Cactus, Inc. – Supplemental Information

Reconciliation of GAAP to non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(unaudited)

EBITDA and Adjusted EBITDA are not measures of net income as determined by GAAP. EBITDA and Adjusted EBITDA are supplemental non‑GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. Cactus defines EBITDA as net income excluding net interest, income tax and depreciation and amortization. Cactus defines Adjusted EBITDA as EBITDA excluding the other items outlined below.

Cactus management believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to financing methods or capital structure, or other items that impact comparability of financial results from period to period. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. The Company’s computations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Cactus presents EBITDA and Adjusted EBITDA because it believes they provide useful information regarding the factors and trends affecting the Company’s business.

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
	(in thousands)
Net income	$33,098	$31,274	$48,446
Interest income, net	(410)	(390)	(23)
Income tax expense (benefit)	7,497	9,979	(973)
Depreciation and amortization	10,980	10,590	8,881
EBITDA	51,165	51,453	56,331
Severance expenses (1)	1,007	-	-
Other non-operating income (2)	-	(4,778)	-
Secondary offering related expenses (3)	-	-	1,042
Stock-based compensation	1,973	1,738	1,676
Adjusted EBITDA	$54,145	$48,413	$59,049

(1)	Represents non-routine charges related to severance benefits.
(2)	Represents non-cash adjustments for the revaluation of the liability related to the tax receivable agreement.
(3)

Reflects fees and expenses recorded in first quarter 2019 in connection with the offering of Class A common stock by certain selling stockholders, excluding underwriting discounts and selling commissions incurred by the selling stockholders.

Cactus, Inc. – Supplemental Information

Depreciation and Amortization by Category

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
	(in thousands)
Cost of product revenue	$1,028	$893	$765
Cost of rental revenue	7,342	7,014	5,517
Cost of field service and other revenue	2,385	2,500	2,450
Selling, general and administrative expenses	225	183	149
Total depreciation and amortization	$10,980	$10,590	$8,881

Cactus, Inc. – Supplemental Information

Estimated Market Share

(unaudited)

Market share represents the average number of active U.S. onshore rigs Cactus followed (which Cactus defines as the number of active U.S. onshore drilling rigs to which it was the primary provider of wellhead products and corresponding services during drilling) as of mid-month for each of the three months in the applicable quarter divided by the Baker Hughes U.S. onshore rig count quarterly average. Cactus believes that comparing the total number of active U.S. onshore rigs to which it was providing its products and services at a given time to the number of active U.S. onshore rigs during the same period provides Cactus with a reasonable approximation of its market share with respect to wellhead products sold and the corresponding services it provides.

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Cactus U.S. onshore rigs followed	251	246	297
Baker Hughes U.S. onshore rig count quarterly average	763	796	1,021
Market share	32.9%	30.9%	29.1%